AB FUNDS TRUST
                         Medium-Duration Bond Fund

Quarterly Report from Adviser for the Quarter Ended September 30, 2001

                     PROCEDURES PURSUANT TO RULE 10F-3*

(1)	NAME OF UNDERWRITERS

JP Morgan, UBS Investment Bank, Goldman,
Sachs & Co., Merrill Lynch

(2)	NAME OF ISSUER

Chuo Mitsui Trust & Bank

(3)	TITLE OF SECURITY

CHUTRU
VAR 12/49

(4)	DATE OF PROSPECTUS

2/16/05

(5)	AMOUNT OF TOTAL OFFERING

850,000,000

(6)	UNIT PRICE

100

(7)	UNDERWRITING DISCOUNT

0.75%

(8)	RATING

Baa2/NA/BBB

(9)	MATURITY DATE

Perp Call 4/15/15

(10)	CURRENT YIELD

5.506%

(11)	YIELD TO MATURITY

5.580%

(12)	SUBORDINATION FEATURES

Subordinated Notes

(13)	NATURE OF POLITICAL ENTITY, IF ANY, INCLUDING IN THE
CASE OF REVENUE BONDS, UNDERLYING ENTITY SUPPLYING THE REVENUE

N/A

(14)	TOTAL PAR VALUE OF BONDS PURCHASED

250,000

(15)	DOLLAR AMOUNT OF PURCHASES

$250,000

(16)	NUMBER OF SHARES PURCHASED

250,000

(17)	YEARS OF CONTINUOUS OPERATION

The company has been in continuous operation for greater than three years.

(18)	% OF OFFERING PURCHASED BY FUND

0.0294%

(19)	% OF OFFERING PURCHASED BY ASSOCIATED FUNDS

0.2088%

(20)	SUM OF (18) AND (19)**

0.2382%

(21)	% OF FUND'S TOTAL ASSETS APPLIED TO PURCHASE

0.10%

(22)	NAME(S) OF UNDERWRITER(S) OR DEALER(S) FROM WHOM PURCHASED

JPM

(23)	IS GOLDMAN, SACHS & CO. A MANAGER OR CO-MANAGER OF OFFERING?

Yes

(24)	WERE PURCHASES DESIGNATED AS GROUP SALES OR
OTHERWISE ALLOCATED TO GOLDMAN, SACHS & CO.?

No

(25)	HAVE THE FOLLOWING CONDITIONS BEEN SATISFIED:

(a)	The securities were part of an issue
registered under the Securities Act of
1993, as amended, which is being offered to the public, or were municipal securities, as defined in Section 3(a)(29) of the Securities Exchange Act of 1943, or were securities sold in an Eligible
Foreign Offering or were securities sold in an Eligible Rule 144A Offering?

Yes

(b)	The securities were purchased prior to the
end of the first day on which any sales to the public were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issue) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.

Yes

(c)	The underwriting was a firm commitment underwriting?

Yes

(d)	With respect to any issue of municipal
securities to be purchased, did te
securities receive an investment grade
rating from at least one unaffiliated
nationally recognized statistical rating organization, or, if the issuer of the municipal securities to be purchased, or the entity supplying the revenues from which the issue is to be paid, shall have been in continuous operation for less than three years (including the operation of any predecessors), did the securities receive one of the three highest ratings from one such rating organization?

Yes

*	Rule 10f-3 procedures allow the Medium-Duration Bond Fund under certain conditions to purchase securities during the existence of an underwriting or selling syndicate, a principal underwriter of which Goldman, Sachs & Co. or any of its affiliates or a principal underwriter of which is an officer, director, member of an advisory board, investment adviser, or employee of Goldman Sachs Trust.

**	May not exceed, when added to purchases of other investment
companies advised by Goldman, Sachs & Co. and its affiliates, 25% of the principal amount of the class of securities being offered in any concurrent offering.